Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-3

(Form Type)

Omnicom Finance Holdings plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering.

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Non-Convertible Debt	3.700% Senior Notes due 2032	457 (r)	$649,680,000	99.782%	$648,263,697.60	0.00014760	$95,683.72
—	Other	Guarantee of Omnicom Group Inc.(2)	457 (n)	—	—	—	—	—	(2)
TOTAL	—	—	—	$649,680,000	—	$648,263,697.60	0.00014760	$95,683.72

(1)	€600,000,000 aggregate principal amount of 3.700% Senior Notes due 2032 will be issued. The Amount Registered and the Maximum Aggregate Offering Price is based on the euro/U.S. $ exchange rate of €1.00 = U.S. $1.0828 as of February 23, 2024, as announced by the U.S. Federal Reserve Board.

(2)	The notes issued by Omnicom Finance Holdings plc will be fully and unconditionally guaranteed, on an unsecured and unsubordinated basis, by Omnicom Group Inc.. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate filing fee is required for the guarantee.